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                                                                 EXHIBIT 5(b)(i)


                           THE TARGET PORTFOLIO TRUST

                     (Large Capitalization Value Portfolio)

                              SUBADVISORY AGREEMENT

         Agreement made as of this 9th day of November, 1992 between Prudential Mutual Fund Management, Inc. (PMF or the Manager), a Delaware Corporation, and INVESCO MIM, Inc. (the Adviser), a Georgia corporation.

         WHEREAS, PMF will enter into a management agreement (the Management Agreement) with The Target Portfolio Trust (the Trust), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PMF will act as Manager of the Trust.

         WHEREAS, shares of the Trust are divided into separate series or portfolios (each a portfolio), each of which is established pursuant to a resolution of the Trustees of the Trust and the Trustees may from time to time terminate such portfolios or establish and terminate additional portfolios.

         WHEREAS, PMF has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each portfolio of the Trust and desires to retain the Adviser to provide investment advisory services to the Large Capitalization Value Portfolio of the Trust (the Portfolio) in connection with the management of the Trust and the Adviser is willing to render such investment advisory services.

         NOW, THEREFORE, the Parties agree as follows:


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         1. (a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Adviser shall manage the investment operations of the Portfolio and the composition of its portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus") and subject to the following understandings:

                           (i) The Adviser shall provide supervision of the
                  Portfolio's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolio, and what portion of the assets will be invested or held uninvested as cash.

                           (ii) In the performance of its duties and obligations
                  under this Agreement, the Adviser shall act in conformity with the Declaration of Trust, By-Laws and Prospectus of the Trust and the Portfolio and with the instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

                           (iii) The Adviser shall determine the securities and
                  futures contracts to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus or as the Trustees


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                  may direct from time to time. In providing the Portfolio with investment supervision, it is recognized that the Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Portfolio's investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Portfolio with such brokers or futures commission merchants, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients.

                          On occasions when the Adviser deems the purchase or
                  sale of a security or futures contract to be in the best interest of the Portfolio as well as other clients of the


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                  Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

                           (iv) The Adviser shall maintain all books and records
                  with respect to the portfolio transactions required by subparagraphs (b) (5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trustees such periodic and special reports as the Board may reasonably request.

                           (v) The Adviser shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the Portfolio's assets and shall provide the Manager with such information upon request of the Manager.

                           (vi) The investment management services provided by
                  the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others: provided, however, that the Adviser agrees that neither it nor any of its affiliated persons (as defined in the 1940 Act) shall serve or accept retention as investment adviser, investment manager or similar service provider during the term of this Agreement and for the period of one year after the termination of this Agreement with or for the benefit of any investment company registered under the


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                  1940 Act that seeks as a primary market for its shares asset allocation programs similar in nature or market to the Prudential Securities Target Program and which are sponsored by other "major retail broker-dealers" as may be agreed from time to time by the Manager and the Adviser. Notwithstanding the foregoing, the Adviser and its affiliates are free to deliver asset allocation products under any advisory arrangement in existence on the date of this Agreement.

                  (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its directors, officers or employees.

                  (c) The Adviser shall keep the Portfolio's books and records required to be maintained by the Adviser pursuant to paragraph l(a)(iv) hereof and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act. The Adviser agrees that all records which it maintains for the Portfolio are the property of the Trust and the Adviser will surrender promptly to the Trust any of such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph l(a) hereof.

                  (d) The Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (Advisers Act) and other applicable state and federal laws and regulations.

                  (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance


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         procedures pursuant to paragraph l(d) hereof as the Manager may reasonably request.

         2. The Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

         3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement, a fee at an annual rate of .30 of 1% of the average daily net assets of the Portfolio. This fee will be computed daily and paid monthly.

         4. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio, the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's


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directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association, except as described in Paragraph l(a)(vi) above.

         7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Adviser in any way, prior to use thereof and not to use material if the Adviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Adviser hereunder by first class or overnight mail, facsimile transmission equipment or hand delivery.

         8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

         9. This Agreement shall be governed by the laws of the State of New
York.


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         IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.

                                    By /s/ Robert F. Gunia
                                       ------------------------------------
                                           Robert F. Gunia
                                           Executive Vice President

                                    INVESCO MIM, INC.

                                    By  /s/ Edward C. Mitchell, Jr.
                                       ------------------------------------


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                                INVESCO MIM, Inc.
                     1315 Peachtree Street, N.E., Suite 500
                             Atlanta, Georgia 30309


                                            November 9, 1992

Prudential Mutual Fund Management, Inc.
One Seaport Plaza
New York, New York 10292

         Re: The Target Portfolio Trust

Ladies and Gentlemen:

                  The Subadvisory Agreement for the Large Capitalization Value Portfolio of the Target Portfolio Trust (the Agreement) between Prudential Mutual Fund Management, Inc. (the Manager) and INVESCO MIM, Inc. (the Adviser) provides that, during the term of the Agreement and for the period of one year after the termination of the Agreement, neither the Adviser nor any of its affiliated persons (as defined in the 1940 Act) shall serve or accept retention as investment adviser, investment manager or similar service provider with or for the benefit of any investment company registered under the 1940 Act that seeks as a primary market for its shares asset allocation programs which are similar in nature or market to the Prudential Securities Target Program and which are sponsored by other "major retail broker-dealers" as may be agreed from time to time by the Manager and the Adviser. It is understood and agreed that the following brokerage firms, including any successor firms, constitute "major retail broker-dealers" within the meaning of the Agreement:

                  Merrill Lynch & Co., Inc.
                  Shearson Lehman Brothers Inc.
                  Paine Webber Group Inc.
                  The Bear Stearns Companies Inc.
                  Dean Witter Reynolds Inc.
                  Smith Barney, Harris Upham & Co., Incorporated
                  Kidder Peabody & Co., Incorporated
                  A. G. Edwards, Inc.
                  Charles Schwab & Co., Inc.

                                               Very truly yours,

                                               INVESCO MIM, Inc.
                                         By
                                                /s/ Edward C. Mitchell, Jr.
                                               -----------------------------

Agreed to this 9th day of November, 1992

         Prudential Mutual Fund Management, Inc.
By
          /s/ Robert F. Gunia
         -----------------------------------------
         Robert F. Gunia, Executive Vice President